Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We hereby consent to the use in this Annual Report on Form 10-K of urban-gro, Inc. of our report dated April 15, 2026, relating to the consolidated financial statements of urban-gro, Inc. as of and for the year ended December 31, 2025 appearing in this Annual Report.

/s/ Suri & Co., Chartered Accountants

No. 443 & 445 Guna Complex, Chennai

Date: April 15, 2026

Place: Chennai, India